                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   Form 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported)

                     October 14, 1996 (September 30, 1996)


                               C-TEC CORPORATION

            (Exact name of registrant as specified in its charter)

 Pennsylvania                         0-11053                    23-2093008
(State or other jurisdiction        (Commission               (IRS Employer
 of incorporation)                   File Number)            Identification No.)



                   105 Carnegie Center, Princeton, NJ  08540
              (Address of principal executive offices) (Zip Code)


              Registrant's telephone number, including area code:
                                (609) 734-3700



        (Former name or former address, if changed since last report).
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Item 5.  Other Events

       On September 30, 1996, Boston Edison Company ("Boston Edison"), and RCN Inc.("RCN"), a subsidiary of C-TEC Corporation, entered into a letter of intent to form a joint venture to provide local and long-distance telephone service, video, high-speed Internet access and eventually energy management and property monitoring services initially in the Boston market.

       The projected cost of creating the Boston Edison/RCN telecommunications network to a population in excess of 1.6 million in the Greater Boston area is expected to be approximately $300 million. The venture, in the form of an unregulated entity will be majority owned and controlled by RCN. RCN is already providing services in Boston and New York City. Boston Edison has approximately 200 miles of fiber optic cable currently in place.

       The transaction is subject to the satisfaction of a number of conditions, including the receipt of certain regulatory approvals and the execution of a mutually satisfactory definitive agreement. No assurances can be given that any transaction will be consummated.

       Boston Edison is an electric energy provider with unregulated subsidiary companies offering direct cooling, electric vehicle technology, and energy management services.


Item 7.  Exhibits

         (c)  Exhibits

         99 Press release of C-TEC Corporation and Boston Edison dated as of September 30, 1996 announcing the signing of a letter of intent to form a joint venture to offer local phone, long-distance, video and internet access.
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                                   SIGNATURES


       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             C-TEC Corporation

                               By:     \s\ Bruce C. Godfrey
                                     -----------------------------

                                     Name:  Bruce C. Godfrey
                                     Title: Executive Vice President
                                            and Chief Financial Officer



Date:     October 14, 1996
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